[KMT LETTEHEAD]

EXHIBIT 16

April 2, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Southern Missouri Bancorp, Inc. and on July 17, 2003, we reported on the consolidated financial statements of Southern Missouri Bancorp, Inc. and subsidiaries (SMBT) as of and for the two years ended June 30, 2003. On April 2, 2004, we were replaced as principal accountants of SMBC. We have read and agreed with the statements in Item 4 of the Form 8-K of Southern Missouri Bancorp, Inc. dated April 2, 2004.

Very truly yours,

/s/ Kraft, Miles & Tatum, LLC

Kraft, Miles & Tatum, LLC
Certified Public Accountants

By:	/s/ Jeffrey D. Barker
Title:	Partner